Exhibit 7

                           MUTUAL RESCISSION AGREEMENT
                            AND RELEASE OF ALL CLAIMS

     This Mutual Rescission Agreement and Release of all Claims (hereinafter "Agreement") is made by and among Henry Rolling, an individual, Make Your Move, Inc., a Nevada corporation, and its assignees, and Allpaq Technologies Corporation, a California corporation, Mimi Hui Ban, an unmarried woman, Richard
M. Bang, a unmarried man, and Daniel Kim, a married man, (collectively the "parties"), with reference to the following facts:

     A. Henry Rolling is an individual and a married man who is the CEO of Make Your Move, Inc., a Nevada corporation.

     B. Make Your Move, Inc. ("MYM") is a publicly owned Nevada corporation located in Reno, Nevada. MYM originated as DCP, Limited, a Nevada limited liability company, in 1996, and DCP Limited manufactured and distributed board games. At the end of the calendar year 2000, MYM's CEO, Henry Rolling, began to explore the possibility of merging with, or entering into some other type of business relationship with another business entity that could bring a "high tech" element to game play.

     C. Allpaq Technologies Corporation is a California corporation ("Allpaq"), located in Cerritos, California. Allpaq is engaged in the business of designing and manufacturing computers and computer LCD monitors, satellite transmitters, and LCD panels, and providing other OEM services under the "Allpaq" name and mark.

     D. Mimi Hui Ban is an individual and an unmarried woman who is the CEO of Allpaq.

     E. Richard M. Bang is an individual and an unmarried man who is the CFO of Allpaq.

     F. Daniel Kim is an individual and a married man who is the President of Allpaq.

     G. In or about June, 2001, the principals of MYM and Allpaq entered into negotiations regarding the acquisition by MYM of assets of Allpaq. A draft of an "Exchange Agreement and Plan of Reorganization" was circulated and discussed which set forth in detail the contemplated purchase by MYM of all of Allpaq's capital stock, as well as a purchase of assets, including all assets of Allpaq necessary for the conduct of business in the manner in which Allpaq was conducting business, as well as tangible and intangible property, including all vehicles, equipment, inventory, contracts, customer lists, intellectual property, cash, and accounts receivables. The "Exchange Agreement and Plan of Reorganization" was never finalized or executed by the parties.

     1. Certain issues have arisen, such that the parties desire not to proceed with the sale of Allpaq assets to MYM, and the parties desire, through this Agreement, to dissolve and rescind any agreements made between them during the negotiations pertaining to the written "Exchange Agreement and Plan of
Reorganization." Through this Agreement, the parties desire to rescind any relationship that may have arisen between them, and to bring this entire matter to a final conclusion and settlement to avoid incurring any further costs and expenses incident to the above-described negotiations. Therefore, the parties each give their full, complete, and Mutual Release of all Claims to the other, expressly recognizing that by the making of this Agreement and by its execution, the parties do not admit liability or wrongdoing of any kind on their part, or on the part of anyone else.

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     Based  upon  the  foregoing,  and  for  good  and  valuable  consideration, including, without limitation, the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties agree as follows.

     2. Incorporation of Recitals. The parties agree that the Recitals set forth above are true and correct and are incorporated into this Agreement by reference.

     3. Rescission. Upon mutual execution of this Agreement by all parties hereto, MYM, Allpaq, Mimi Hui Ban, Richard M. Bang and Daniel Kim agree to completely dissolve, rescind and abrogate the "Exchange Agreement and Plan of Reorganization," any and all oral or verbal agreements or understandings that may have been made between any of the parties hereto, or any collateral written agreements that may have been made prior to the contemplated "Exchange Agreement and Plan of Reorganization."

     4. Mutual Release. Henry Rolling, MYM, Allpaq, Mimi Hui Ban, Richard M. Bang and Daniel Kim, for and on behalf of themselves, and their respective officers, directors, employees, managers, affiliates, insurers, attorneys, successors, representatives, contractors, agents, and assigns hereby fully, irrevocably, and unconditionally forever mutually release and discharge each of the other parties hereto, and all of their respective officers, directors, employees, managers, affiliates, insurers, agents, attorneys, representatives, contractors, successors, and assigns, and each of them, from and against any and all actions, causes of action, claims, judgments, liabilities, obligations, claims for compensation, demands, costs, fees, and expenses of whatever kind or nature, including, without limitation, attorneys' fees and costs, whether known or unknown, foreseen or unforseen, related in any way, directly or indirectly, to the "Exchange Agreement and Plan of Reorganization" and contemplated purchase of Allpaq's assets by MYM. Notwithstanding any other provision of this Agreement, the releases contained herein shall not limit, affect, or apply to any of the parties' obligations under this Agreement.

     5. Return of Property. Each of the parties to this Agreement agrees to return any stock certificates or any other tangible or intangible personal property that was exchanged during negotiations over the "Exchange Agreement and Plan of Reorganization," and to take whatever steps are necessary to return the stock certificates or other property to the transferor.

     6. Mutual Contribution. This Agreement has been drafted on the basis of mutual contribution of language and is not to be construed against any parties hereto as being the drafter or causing the same to be drafted.

     7. Further Assurances. The parties agree to cooperate with one another with respect to the completion of the transactions contemplated by this Agreement to take such reasonable actions and execute such other documents as the other party(ies) may reasonably require to carry out the intent of this Agreement.

     8. Covenant of Non-Disparagement. The parties hereby covenant and agree that each shall not make, at any time or place, any disparaging remarks, verbally or in writing, concerning any of the parties' actions or perceived omissions, regarding any matter connected with the "Exchange Agreement and Plan of Reorganization" or the contemplated purchase of Allpaq's assets by MYM, or otherwise take any action that would disparage or cast doubt upon the business acumen or judgment of any other party. Each party understands and acknowledges that each other party's business and reputation are of special, unique, and extraordinary character, which gives them a particular value, the loss of which cannot reasonably be compensated in damages in an action at law. Accordingly,


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each party further  agrees that in addition to any other rights or remedies that any other party may possess at law, any aggrieved party shall be entitled to injunctive and other equitable relief in order to prevent or remedy a breach of the provisions of this Section 4. by any other party hereto.

     9. No Assignment. The parties to this Agreement represent and warrant that they or their affiliated persons or entities have not assigned or transferred any claims or any interest therein or authorized any other person or entity to assert any claim or claims on its or their behalf with respect to the subject matter of this Agreement.

     10. Comprehensive Nature of Agreement. The parties to this Agreement understand and expressly agree that this Agreement is completely comprehensive, and extends to all claims of every nature and kind whatsoever arising out of any matter related to the "Exchange Agreement and Plan of Reorganization" and contemplated purchase of Allpaq's assets by MYM, known or unknown, foreseen or unforeseen, suspected or unsuspected, including, but not limited to, any and all claims under Nevada or California or other states' statutes, common law, or case law, or federal law, and any other claim of any type whatsoever.

     11. Governing Law, Venue, and Jurisdiction. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Nevada governing contracts made and to be performed in that state, except insofar as the internal law of any other political entity or jurisdiction shall specifically and mandatorily apply to any of the transactions contemplated thereby. The parties hereby agree that all litigation resulting under this Agreement shall be under the sole and exclusive jurisdiction of the Second Judicial District Court in and for the County of Washoe, State of Nevada, and the parties hereby submit to exclusive jurisdiction and venue thereunder.

     12. Counterparts and Facsimile Execution. This Agreement may be executed in two (2) or more counterparts and via facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument. If the Agreement is executed via facsimile transmission the party so executing the Agreement shall forward an original executed document to the other parties as soon as possible.

     13. Binding Effect. This Agreement and all provisions herein shall be binding on and inure to the benefit and detriment of the parties and their respective legal representatives, successors and assigns.

     14. Entire Agreement; Modification. This written Agreement represents and contains the entire understanding between the parties hereto in connection with the subject matter of this Agreement. This Agreement shall not be altered or varied except in writing duly executed by the parties hereto affected. There are no other agreements, restrictions, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter.

     15. Representation. The parties to this Agreement represent that they have carefully read this Agreement and particularly its provisions that this is a mutual full and complete release of all claims, that it has been fully explained to each party by competent counsel of each party's own independent selection, that each party fully understands its final and binding effect, that each party needs no further time to consider this Agreement, that the only promises made to induce each party to sign this Agreement are those stated hereinabove, and that each party is signing this Agreement voluntarily and with the full intent that this is a full and final settlement and mutual release of all claims with covenant of non-disparagement.

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     16.  Attorneys'  Fees.  The prevailing  party in any proceeding  brought to interpret or enforce the provisions of this Agreement, or for damages for any alleged breach, shall be entitled to an award of reasonable attorneys' fees and costs incurred at both the trial and appellate levels incurred in enforcing its, her or his rights hereunder.

     17. Representation of Authority. Each individual executing this Agreement on behalf of himself, herself, or limited liability company, corporation, or other legal entity represents and warrants that he or she has all requisite right, power, and authority to do so and to bind such person or entity to each and all of the terms hereof.

     18. Headings. The headings and captions of the sections and articles of this Agreement are inserted for convenience only and shall not constitute a part hereof.

Dated: November 17, 2001.                            By/s/Henry Rolling
                                                          ----------------------
                                                          Henry Rolling

Dated: November 17, 2001.                            Make Your Move, Inc.
                                                     A Nevada corporation

                                                     By/s/Henry L. Rolling
                                                          ----------------------
                                                          Name Henry L. Rolling
                                                          Title President

Dated: November 17, 2001.                        Allpaq Technologies Corporation
                                                 A California corporation

                                                     By/s/Mimi Hui Ban
                                                          ----------------------
                                                          Name Mimi Hui Ban
                                                          Title President

Dated: November 17, 2001.                            By/s/Mimi Hui Ban
                                                          ----------------------
                                                          Mimi Hui Ban

Dated: November 17, 2001.                           By /s/Richard M. Bang
                                                          ----------------------
                                                          Richard M. Bang

Dated: November 17, 2001.                            By/s/Daniel Kim
                                                          ----------------------
                                                          Daniel Kim



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